Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 10 DATED NOVEMBER 1, 2023
TO THE PROSPECTUS DATED APRIL 13, 2023

This supplement No. 10 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 10 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from October 1, 2023 through October 31, 2023, we redeemed 4,058,486 shares for a total of approximately $53,046,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from October 1, 2023 through December 31, 2023 are limited to approximately $157,302,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from October 1 to October 31, 2023, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
October 2, 2023	$13.09	$13.11	$13.12	$13.10	$13.09
October 3, 2023	$13.09	$13.11	$13.12	$13.10	$13.08
October 4, 2023	$13.09	$13.11	$13.12	$13.10	$13.09
October 5, 2023	$13.09	$13.11	$13.12	$13.11	$13.09
October 6, 2023	$13.09	$13.11	$13.13	$13.11	$13.09
October 9, 2023	$13.09	$13.11	$13.13	$13.11	$13.09
October 10, 2023	$13.09	$13.11	$13.13	$13.11	$13.09
October 11, 2023	$13.09	$13.11	$13.13	$13.11	$13.09
October 12, 2023	$13.10	$13.12	$13.13	$13.11	$13.10
October 13, 2023	$13.09	$13.11	$13.12	$13.11	$13.09
October 16, 2023	$13.09	$13.11	$13.13	$13.11	$13.09
October 17, 2023	$13.09	$13.11	$13.13	$13.11	$13.09
October 18, 2023	$13.08	$13.10	$13.12	$13.10	$13.08
October 19, 2023	$13.07	$13.09	$13.11	$13.09	$13.07
October 20, 2023	$13.06	$13.09	$13.10	$13.08	$13.07
October 23, 2023	$13.05	$13.07	$13.09	$13.07	$13.05
October 24, 2023	$13.04	$13.06	$13.08	$13.06	$13.04
October 25, 2023	$13.04	$13.06	$13.08	$13.06	$13.05
October 26, 2023	$13.03	$13.06	$13.07	$13.06	$13.04
October 27, 2023	$13.02	$13.04	$13.06	$13.04	$13.02
October 30, 2023	$13.02	$13.04	$13.06	$13.04	$13.02
October 31, 2023	$13.01	$13.04	$13.05	$13.04	$13.02
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.